Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SumTotal Systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of SumTotal Systems, Inc., of our report dated August 1, 2005, relating to the consolidated balance sheet of SumTotal Systems, Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2005 Annual Report on Form 10-K of SumTotal Systems, Inc.

/s/ KPMG, LLP

Mountain View, California

October 12, 2006